IMPERIAL PETROLEUM, INC.

For Immediate Release

Imperial Provides Corporate Update

Evansville, IN, June 20, 2013 (OTCQX Symbol IPMN) Imperial Petroleum, Inc., on behalf of its wholly owned subsidiaries is pleased to provide the following update on the Company and its operations.

The Company finalized its settlement agreement with the bank in connection with the guarantee of the debt of e-Biofuels under the same terms as previously announced.  The final settlement removed any contingency for the sale of the e-Biofuels facility.  The payment date of the settlement amount of $1.0 million due to the bank remains on or before December 31, 2015.  We are working with the bank under the supervision of the Indiana Department of Environmental Management to remove any and all remaining chemicals and materials held in tanks and other containers at the e-Biofuels facility to allow the facility to be sold.

The Company completed and the bankruptcy court approved a settlement with the Bankruptcy Trustee for the e-Biofuels bankruptcy estate concerning a claim by the Trustee for $242,000 in intercompany transfers made by e-Biofuels.  Under the terms of the settlement, the Company will pay the total amount claimed in scheduled monthly payments through May 2014.

The Company signed two agreements with Archer Petroleum Corp. to effect the sale of a 25% interest in the Peak Joint Venture for 500,000 shares of Archer restricted common stock and for the sale of certain international manufacturing and marketing rights for SANDKLENE 950 for $400,000 in cash, subject to a royalty arrangement and the reservation by the Company of certain existing customers.  The Company will retain 25% of the Peak Joint Venture project and will retain the rights to manufacture and sell SANDKLENE 950 in the United States and internationally to its existing customers.  Closing is scheduled for July 15, 2013 and June 28, 2013, respectively, subject to the approval of the TSX Exchange.

Jeffrey Wilson, President of the Company, said, “We are continuing to work toward settling any outstanding claims and disputes that arose as a result of the bankruptcy filing of e-Biofuels.  Our sale of part of the Peak Joint Venture and certain international rights associated with SANDKLENE 950 is intended to provide us with much needed working capital and another development partner for the Peak Mine, once permitting is completed. The development of Stampede Mine, while slower than we had hoped, is now accelerating with the arrival and installation of major equipment items, completion of the tank battery work and installation of piping and electrical systems.  Our new target date of startup is July 2013 subject to continued weather issues and equipment delivery delays.”

Forward Looking Statement

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject tt a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT:

Imperial Petroleum, Inc.

Jeffrey T. Wilson, 812-867-1433 or 812-431-8912

Email:  jtwilsonx@aol..com